EXHIBIT 12.1

                           RJR NABISCO HOLDINGS CORP.

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)

                                                                                     SIX MONTHS
                                                                                       ENDED
                                                                                   JUNE 30, 1995
                                                                                  ----------------
Earnings before fixed charges:
  Income before minority interest in income of Nabisco.........................      $      374
  Provision for income taxes...................................................             293
                                                                                       --------
  Income before income taxes...................................................             667
  Interest and debt expense....................................................             442
  Interest portion of rental expense...........................................              26
                                                                                       --------
Earnings before fixed charges..................................................      $    1,135
                                                                                       --------
                                                                                       --------

Combined fixed charges and preferred stock dividends:
  Interest and debt expense....................................................      $      442
  Interest portion of rental expense...........................................              26
  Capitalized interest.........................................................               6
  Preferred stock dividends*...................................................             222
                                                                                       --------
    Combined fixed charges and preferred stock dividends.......................      $      696
                                                                                       --------
                                                                                       --------
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends......             1.6
                                                                                       --------
                                                                                       --------

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 * Represents dividends of $10 million on ESOP Preferred Stock and pre-tax equivalent amount on dividends of $58 million on the Series B Preferred Stock and $80 million on the Series C PERCS.